Exhibit (a)(64)

AMENDMENT NO. 53 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Abolition of Classes of Shares

Effective: January 12, 2023

THIS AMENDMENT NO. 53 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST ("VFT"), a Delaware statutory trust, dated July 30, 1998, as amended, reflects resolutions adopted by the Board of Trustees of VFT on January 11, 2023, with respect to Voya Floating Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya Strategic Income Opportunities Fund (collectively, the "Funds"), each a series of VFT, acting pursuant to the Trust Instrument, including Article II, Section 2.6 and Article XI, Section 11.8 of VFT's Trust Instrument. The resolutions serve to abolish a share class for the Funds.

VOYA FUNDS TRUST

SECRETARY'S CERTIFICATE

I, Joanne F. Osberg, Vice President and Secretary of Voya Funds Trust ("VFT"), do

hereby certify that the following is a true copy of resolutions duly adopted by the Board of

Trustees of VFT at a meeting held on January 11, 2023 with regard to the abolition of Class T shares of VFT on behalf of Voya Floating Rate Fund, Voya GNMA Income Fund, Voya High

Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya

Strategic Income Opportunities Fund:

RESOLVED, that pursuant to the Trust Instrument, dated July 30, 1998, as amended (the "Trust Instrument"), of Voya Funds Trust ("VFT"), a Delaware statutory trust, including Article II, Section 2.6 and Article XI, Section 11.8 of the Trust Instrument, the dissolution of the Class T shares of Voya Floating Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya Strategic Income Opportunities Fund (collectively, the "Funds"), each a series of VFT, be, and it hereby is, approved and that the officers of VFT be, and each hereby is, authorized to prepare, execute and deliver an amendment to the Trust Instrument to dissolve the Class T shares of each of the Funds, to be effective on a date deemed appropriate by the officers of VFT; and

FURTHER RESOLVED, that the officers of VFT be, and each hereby is, authorized, with the advice of counsel, and subject to review by counsel to the Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolution, and to execute and deliver all such documents in the name of, and on behalf of VFT, as in their judgment shall be necessary to accomplish the purpose of the foregoing resolution.

By: /s/ Joanne F. Osberg___________________

Name: Joanne F. Osberg

Title: Vice President and Secretary

Dated: January 12, 2023